Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Third Quarter 2017 Results

Third Quarter 2017 Revenues of $121.3 million; Service Revenues of $25.5 million

Conference Call Scheduled for 9:00am ET Wednesday November 15, 2017

PITTSBURGH, PA. – November 14, 2017 – Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended September 30, 2017. Revenues increased 2.1% versus the prior year period to $121.3 million in the third quarter of 2017. Service segment revenue of $25.5 million grew 23.0% from the prior year quarter while Construction segment revenues declined 2.3% due to backlog booked in the strong second quarter that was not scheduled to commence work until after Q3.

Other key financial highlights of the quarter included:

•	Gross margin was 12.7%, compared with 12.8% in the third quarter of 2016. Gross margin in the third quarter of 2017 was negatively impacted by charges incurred on three projects and partially offset by significant gains on a fourth project. Despite these write downs, the business is still exceeding our 2017 business plan at the business unit operating level.
•	Year over year Service segment revenue growth of 23.0%, led by the Michigan, Mid-Atlantic and Southern California branches.
•	Net income was $0.1 million after recognition of $0.9 million of compensation expense related to the stock based compensation plan approved in Q3 and continued unbudgeted expenses, a portion which is non-recurring, related to the transition from private to public, compared to net income of $0.9 million for the prior year quarter.
•	Revenues were split 79%/21% between Construction and Service segments.
•	Combined backlog at September 30, 2017 was $492.2 million, $37.9 million of which was Service work. Of the total backlog amount, approximately $120.0 million is expected to be recognized as revenue by the end of 2017.
•	Maintenance Base grew to $12.8 million at September 30, 2017, up from $12.2 million at June 30, 2017.
•	Combined Construction and Service sales pipeline, in terms of opportunities we are tracking, stands at $3.3 billion compared to $2.4 billion at December 31, 2016.

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “In keeping with the conservative approach we take in managing the business, we took write-downs of $3.1 million on two projects during the third quarter which negatively impacted our gross margin. We expect to pursue recovery of some of the charges and feel the Company is well positioned given the embedded resolution clauses in our contracts. Despite the need to be proactive in taking those charges, I am very excited about where our business stands today on the heels of what we accomplished in the quarter. At the business unit operating level, we remain ahead of our 2017 business plan, despite these write downs. On the overall Quarter performance, we continue to see additional unbudgeted public expenses hitting our results. A portion of these expenses are non-recurring.

Limbach Holdings, Inc. November 14, 2017	Page 2

In recent months I have pointed to data centers and other mission critical structures as a sector where we see a lot of opportunity. Driving that is the migration to 5G, which is expected to lead to a million-fold increase in data processing by 2025, according to futurist Jack Uldrich, driving even more demand for these large data centers. During the third quarter we secured a major data center for its first phase with one of our national customers. This is a very significant dollar award and is just for the first phase of multiple phases that are planned. Even more important is the strategic value of the win. Limbach has always built data centers, but never a major one. With this project we teamed with two other partners. One is an ongoing relationship and the third is a firm that has built major data centers with the end customer. We think this positions us very well to pursue additional opportunities in this sector. Only the preconstruction phase services are reflected in our current backlog. We expect to book the construction phase in Q1 of 2018.”

Mr. Bacon continued, “Overall, the pipeline of opportunities we are tracking is approximately $3.3 billion, led by healthcare, which accounts for around 25% of that figure. We are also opening an office in downtown Detroit, where we are tracking over $200 million in opportunities, and to better position ourselves for the wins, we are addressing a concern by the decision makers to have a Detroit presence. We will be the only major mechanical contractor in the Detroit city proper and we believe this will dramatically improve our presence. I am also very gratified to note that Limbach was rated #10 in the USA by Engineering New Record's Top 600 firms published on October 23, 2017. We moved up 2 spots from #12 within the mechanical contracting segment. We also moved up to #43 from 50 in the overall Top 600, which rates all specialty contractors in the USA. All of our growth was organic. On the heels of that organic growth, we continue to pursue an aggressive acquisition strategy, led by our new Executive Vice President of M&A, Matt Katz. Our pipeline of acquisition opportunities continues to grow, with several targets meeting our gating criteria."

Third Quarter Highlights

Revenues

Third quarter 2017 revenues of $121.3 million were up 2.1% versus $118.8 million for the prior year period, led by Service segment growth of 23.0%. Construction segment revenues fell 2.3% versus the prior year period due to the wind-down of projects in the Michigan, Southern California, and New England regions. The Company expects Construction segment revenues to resume a year over year growth pattern as new projects, including many contained in the Company’s record second quarter backlog figure, get underway. As a percentage of revenues, Construction represented 79% while Service provided the remaining 21%.

Gross Margin

Gross margin for the third quarter of 2017 was 12.7%, down slightly from 12.8% in the third quarter of 2016. On a dollar basis, gross profit in the third quarter was $15.4 million, compared with $15.2 million for the prior year period. Third quarter gross profit was negatively impacted by projects for three customers. The larger project encountered a $2.0 million gross profit write-down which resulted from design changes, delays and sequencing issues caused by the owner and developer, which caused cost overruns, and lack of change order processing. The Company intends to pursue recovery of these write-downs although the timing or amount of eventual recovery is unknown. The smaller project required a write-down of $0.6 million due to inefficient labor and cost overruns resulting from owner driven delays. The Company is currently evaluating its recovery options. The Company also wrote down a historic building renovation project by $0.5 million in the quarter. The Company was also able to record gross profit write up on a transit project which benefitted gross margin by $0.9 million. The write-up was earned through effective cost management, favorable pricing in the contract and on project purchases. Excluding these project-specific items, gross profit would have been $ 17.5 million, resulting in gross margin of 14.4%

Limbach Holdings, Inc. November 14, 2017	Page 3

Operating Income

The Company reported operating income of $1.0 million in the third quarter of 2017, compared to an operating loss of $(0.3) million for the prior year period. The increase in operating income was due primarily to reduced Selling, General and Administrative expenses, as the third quarter of 2017 did not include non-recurring charges that were present in the year-ago period due to the business combination taking place. Third quarter 2017 Selling, General and Administrative expense was $13.6 million versus $14.1 million in the third quarter of 2016. SG&A expenses continue to be negatively impacted by costs associated with the transition from private to public as the Company becomes Sarbanes Oxley compliant. As a percentage of total revenue, third quarter 2017 SG&A accounted for 11.2% compared with 11.9% of total revenue in the third quarter of 2016.

Nine Month Highlights

Revenues

Year to date 2017 revenues of $354.3 million were up 13.1% versus $313.3 million for the prior year period, led by Service segment growth of 25.9%. Construction segment revenues also featured solid growth of 10.3% versus the prior year period. As a percentage of revenues, Construction represented 80% while Service provided the remaining 20%.

Gross Margin

Gross margin for the nine months to date in 2017 was 12.6% versus 12.9% for the same period in 2016. On a dollar basis, gross profit in the 2017 nine-month period was $44.7 million, compared with $40.6 million for the prior year period. Year to date gross margin in 2017 was negatively impacted by a large, lower-margin project along with the margin write-downs during the third quarter detailed above. Excluding the margin write-downs, year to date gross margin would have been 12.9%. Construction segment gross margin was 10.6% in the first nine months of 2017, down from 11.0% in the same period a year ago. Service segment gross margin decreased to 20.8% in the year to date period, versus 21.7% in the year-ago period due to continued wins of larger-dollar, lower-margin owner direct projects.

Operating Income

For the first nine months of 2017, the Company reported operating income of $0.9 million compared to operating income of $4.9 million for the prior year period. The decline in operating income was due primarily to increased Selling, General and Administrative expenses in the first nine months of 2017, including ongoing costs driven by the Company’s public listing that were not present in the first nine months of 2016, offset by the absence of one-time expenses associated with the transition from public to private which negatively the third quarter of 2016, coupled with the margin items noted. Year to date 2017 Selling, General and Administrative expense increased to $41.0 million from $34.2 million in the first nine months of 2016. SG&A expenses continue to be negatively impacted by costs associated with the transition from private to public as the as the Company becomes Sarbanes Oxley compliant. As a percentage of total revenue, 2017 year to date SG&A accounted for 11.6% compared with 11.0% of total revenue in the same period of 2016. For the first nine months of 2017, we incurred incremental public Company expenses of $2.5 million, which were not present in the full nine-month period a year ago.

Limbach Holdings, Inc. November 14, 2017	Page 4

Backlog

Aggregate backlog at the end of the third quarter was $492.2 million, an increase of 13.4% compared with $434.3 million at December 31, 2016, although down from the record level of $513.8 million as of June 30, 2017. The Company has commitments for new contracts, anticipated to be worth $56.0 million, that will be booked once firm, fixed prices are established. During the third quarter, the Company had total sales of $96 million, bringing the year to date sales figure to approximately $400 million.

Within the aggregate backlog figures, Construction backlog at September 30, 2017 was $454.3 million, an increase of 16.5% from $390.2 million at December 31, 2016. In addition, Service backlog at September 30, 2017 was $37.9 million compared to $44.1 million as of December 31, 2016. The Company expects approximately $120.0 million of total backlog to be converted to revenues within the current fiscal year.

Balance Sheet

At September 30, 2017, the Company had current assets of $153.7 million and current liabilities of $117.2 million, representing a current ratio of 1.31x. Working capital was $36.5 million at September 30, 2017, an increase of $8.1 million or 28.4% from December 31, 2016. Long-term debt, net of the current portion and debt issuance costs, was $29.6 million at September 30, 2017, up from both $21.5 million at December 31, 2016, and $18.1 million at June 30, 2017. The Company drew down $12.2 million on its revolver at quarter end to fund working capital due to late receipt of a large payment associated with a large ongoing project. That payment of $7.1 million, due prior to quarter end, was subsequently received on October 17th, with the Company using the funds to reduce the outstanding balance on its credit revolver.

2017 Guidance

The Company is updating its guidance for 2017, including a tightening of its expected revenue range, while maintaining its Adjusted EBITDA guidance with the current expectation that full-year Adjusted EBITDA is expected to be toward the lower end of the range.

FY 2017 Estimate
Revenues	$460 - $470 million
Adjusted EBITDA	$18 – $20 million

With respect to projected fiscal year 2017 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Limbach Holdings, Inc. November 14, 2017	Page 5

Conference Call Details

Date:	Wednesday, November 15, 2017
Time:	9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q3-2017. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. November 14, 2017	Page 6

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Successor	Predecessor
(in thousands, except share data and per share data)	July 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	July 1, 2016 through July 19, 2016
Revenue	$121,299	$91,889	$26,924
Cost of revenue	105,889	79,818	23,770
Gross profit	15,410	12,071	3,154
Operating expenses:
Selling, general and administrative expenses	13,609	10,207	3,899
Amortization of intangibles	807	1,454	0
Total operating expenses	14,416	11,661	3,899
Operating income (loss)	994	410	(745)
Other income (expenses):
Interest income (expense), net	(545)	(853)	(178)
Gain(loss) on sale of property and equipment	7	(21)	4
Total other expenses	(538)	(874)	(174)
Income (loss) before income taxes	456	(464)	(919)
Income tax (expense) benefit	(328)	2,277	0
Net income (loss)	128	1,813	(919)
Dividends on cumulative redeemable convertible preferred stock	149	160	0
Premium paid on partial preferred redemption	847	0	0
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(868)	$1,653
Net loss attributable to Limbach Holdings LLC member unit holders			$(919)
Successor EPS
Basic earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(0.12)	$0.28
Diluted earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(0.12)	$0.27
Weighted average number of shares outstanding:
Basic	7,471,587	5,927,813
Diluted	7,471,587	6,727,813

Limbach Holdings, Inc. November 14, 2017	Page 7

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Successor	Predecessor
(in thousands, except share data and per share data)	January 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016
Revenue	$354,327	$91,889	$221,391
Cost of revenue	309,610	79,818	192,911
Gross profit	44,717	12,071	28,480
Operating expenses:
Selling, general and administrative expenses	40,963	10,207	24,015
Amortization of intangibles	2,831	1,454	0
Total operating expenses	43,794	11,661	24,015
Operating income (loss)	923	410	4,465
Other income (expenses):
Interest income (expense), net	(1,562)	(853)	(1,898)
Gain (loss) on sale of property and equipment	(130)	(21)	1
Total other expenses	(1,692)	(874)	(1,897)
Income (loss) before income taxes	(769)	(464)	2,568
Income tax benefit	352	2,277	0
Net income (loss)	(417)	1,813	2,568
Dividends on cumulative redeemable convertible preferred stock	631	160	0
Premium paid on partial preferred redemption	847	0	0
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(1,895)	$1,653
Net income attributable to Limbach Holdings LLC member unit holders			$2,568
Successor EPS
Basic earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(0.25)	0.28
Diluted earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(0.25)	0.27
Weighted average number of shares outstanding:
Basic	7,460,277	5,927,813
Diluted	7,460,277	6,727,813

Limbach Holdings, Inc. November 14, 2017	Page 8

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	Successor
(in thousands, except share data)	September 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$761	$7,406
Restricted cash	113	113
Accounts receivable - trade, net	119,395	113,972
Costs and estimated earnings in excess of billings on uncompleted contracts	29,679	31,959
Other current assets	3,798	1,733
Total current assets	153,746	155,183
Property and equipment, net of accumulated depreciation of $7.0 million and $2.6 million at September 30, 2017 and December 31,2016, respectively	17,483	18,541
Intangible assets, net	14,976	17,807
Goodwill	10,488	10,488
Deferred tax asset	4,617	4,268
Other assets	497	588
Total assets	$201,807	$206,875

LIABILITIES
Current liabilities:
Current portion of long-term debt	$5,010	$4,476
Accounts payable, including retainage	56,330	57,034
Billing in excess of costs and estimated earnings on uncompleted contracts	33,067	39,190
Accrued expenses and other current liabilities	22,823	26,029
Total current liabilities	117,230	126,729
Long-term debt, net of current portion and debt issuance costs	29,566	21,507
Other long-term liabilities	755	817
Total liabilities	147,551	149,053
Commitments and contingencies
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, 280,000 and 400,000 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively ($7,698 and $10,365 redemption value at September 30, 2017 and December 31, 2016, respectively)	7,779	10,374
STOCKHOLDERS' EQUITY AND MEMBERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,454,602 issued and outstanding at September 30, 2017 and 7,454,491 at December 31, 2016, respectively	1	1
Additional paid-in capital	54,185	55,162
Accumulated deficit	(7,709)	(7,715)
Total stockholders' equity	46,477	47,448
Total liabilities and stockholders' equity	$201,807	$206,875

Limbach Holdings, Inc. November 14, 2017	Page 9

	Successor	Successor	Predecessor
(in thousands)	January 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016
Cash flows from operating activities:
Net income (loss)	$(417)	$1,813	$2,568
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,383	2,789	1,582
Allowance for doubtful accounts	289	134	50
Stock based compensation expense	924	-	1,349
Capitalized deferred interest on subordinated debt	-	84	1,397
Amortization of debt issuance costs	135	52	-
Deferred tax provision	(349)	(2,667)	-
Accretion of preferred stock discount to redemption value	19	-	-
(Gain) loss on disposition of property and equipment	130	21	(1)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(5,712)	(42,855)	5,722
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	2,280	10,831	(18,698)
(Increase) decrease in other current assets	71	(251)	(662)
(Increase) decrease in other assets	1	94	(95)
Increase (decrease) in accounts payable	(704)	7,722	(6,973)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(6,123)	12,857	4,276
Increase (decrease) in accrued expenses and other current liabilities	(3,206)	(6,035)	10,847
Increase (decrease) in other long-term liabilities	(62)	28	277
Net cash provided by (used in) operating activities	(5,341)	(15,383)	1,639
Cash flows from investing activities:
Proceeds from sale of property and equipment	48	69	7
Advances to joint ventures	(1)	(1)	-
Purchase of property and equipment	(2,329)	(468)	(2,114)
Acquisition of Limbach Holdings LLC, net of cash acquired	-	(32,158)	-
Proceeds from trust account	-	19,545	-
Net cash used in investing activities	(2,282)	(13,013)	(2,107)
Cash flows from financing activities:
Proceeds from revolving credit facility	-	16,567	60,122
Proceeds from term loan	-	24,000	-
Proceeds from subordinated debt	-	13,000	-
Payments on revolving credit facility	-	(8,301)	(63,630)
Payments on Credit Agreement term loan	(4,115)	-	-
Proceeds from Credit Agreement revolver	74,762	-	-
Payments on Credit Agreement revolver	(62,547)	-	-
Payments on term loan	(33)	(1,270)	(1,038)
Payments on subordinated debt facility	-	(23,604)	--
Payments on financed insurance premium	(1,747)	-
Payments of distributions	-	-	(195)
Payments on capital leases	(1,250)	(345)	(660)
Redemption of preferred stock	(4,092)	-	-
Proceeds from issuance of redeemable convertible preferred stock	-	9,948	-
Debt issuance costs	-	(1,313)	-
Net cash provided by (used in) financing activities	978	28,682	(5,401)
Increase (decrease) in cash and cash equivalents	(6,645)	286	(5,869)
Cash and cash equivalents, beginning of period – Limbach Holdings, Inc.	7,406	22	-
Cash and cash equivalents, beginning of period – Limbach Holdings LLC	-	238	6,107
Cash and cash equivalents, end of period	$761	$546	$238
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired financed with capital leases	$1,344	$467	$1,014
Financed insurance premium	$2,135	$-	$-
Interest paid	$1,427	$799	$192

Limbach Holdings, Inc. November 14, 2017	Page 10

	Successor	Successor	Predecessor
(Amounts in thousands except for percentages)	July 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	July 1, 2016 through July 19, 2016	Increase/ (Decrease)
	($)	($)	($)	$	%
Revenue:
Construction	$95,779	$73,917	$24,150	$(2,288)	-2.3%
Service	25,520	17,972	2,774	4,774	23.0%
Total revenue	121,299	91,889	26,924	2,486	2.1%

Gross profit:
Construction	10,068	8,049	2,639	(620)	-5.8%
Service	5,342	4,022	515	805	17.7%
Total gross profit	15,410	12,071	3,154	185	1.2%

Selling, general and administrative expenses:
Construction	6,394	4,399	1,149	846	15.2%
Service	3,545	2,431	563	551	18.4%
Corporate	3,670	3,377	2,187	(1,894)	-34.0%
Total selling, general and administrative expenses	13,609	10,207	3,899	(497)	-3.5%

Amortization of intangibles (Corporate)	807	1,454	-	(647)	-44.5%

Operating income (loss):
Construction	3,674	3,650	1,490	(1,466)	-28.5%
Service	1,797	1,591	(48)	254	16.5%
Corporate	(4,477)	(4,831)	(2,187)	2,541	36.2%
Total operating income (loss)	$994	$410	$(745)	$1,329	396.7%

Limbach Holdings, Inc. November 14, 2017	Page 11

	Successor	Successor	Predecessor
(Amounts in thousands except for percentages)	January 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016	Increase/ (Decrease)
	($)	($)	($)	$	%
Revenue:
Construction	$283,465	$73,917	$183,100	$26,448	10.3%
Service	70,862	17,972	38,291	14,599	25.9%
Total revenue	354,327	91,889	221,391	41,047	13.1%

Gross profit:
Construction	29,997	8,049	20,300	1,648	5.8%
Service	14,720	4,022	8,180	2,518	20.6%
Total gross profit	44,717	12,071	28,480	4,166	10.3%

Selling, general and administrative expenses:
Construction	18,848	4,399	11,680	2,769	17.2%
Service	10,547	2,431	6,302	1,814	20.8%
Corporate	11,568	3,377	6,033	2,158	22.9%
Total selling, general and administrative expenses	40,963	10,207	24,015	6,741	19.7%

Amortization of intangibles	2,831	1,454	-	1,377	94.7%

Operating income (loss):
Construction	11,149	3,650	8,620	(1,121)	-9.1%
Service	4,173	1,591	1,878	704	20.3%
Corporate	(14,399)	(4,831)	(6,033)	(3,535)	-32.5%
Operating income (loss)	$923	$410	$4,465	(3,952)	-81.1%

Limbach Holdings, Inc. November 14, 2017	Page 12

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash expenses or expenses that are unusual or non-recurring. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Successor	Successor	Predecessor
(in thousands)	July 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	July 1, 2016 through July 19, 2016
Net income (loss)	$128	$1,813	$(919)

Adjustments:
Depreciation and amortization	2,025	2,789	149
Interest expense	545	853	178
Income tax expense (benefit)	328	(2,277)	0
Non-cash Stock Based Compensation	924	0	0
Adjusted EBITDA	$3,950	$3,178	$(592)

	Successor	Successor	Predecessor
(in thousands)	January 1, 2017 through September 30, 2017	July 20, 2016 through September 30, 2016	January 1, 2016 through July 19, 2016
Net income (loss)	$(417)	$1,813	$2,568

Adjustments:
Depreciation and amortization	7,383	2,789	1,582
Interest expense	1,562	853	1,898
Income tax (benefit)	(352)	(2,277)	0
Non-cash Stock Based Compensation	924	0	0
Adjusted EBITDA	$9,100	$3,178	$6,048

Limbach Holdings, Inc. November 14, 2017	Page 13

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Limbach Holdings, Inc. November 14, 2017	Page 14

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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